EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated 2015 Stock Award and Incentive Plan of Apartment Investment and Management Company of our reports dated February 28, 2018, with respect to the consolidated financial statements and schedule of Apartment Investment and Management Company, and the effectiveness of internal control over financial reporting of Apartment Investment and Management Company included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Denver, Colorado
May 18, 2018